Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

     As independent petroleum engineers, we hereby consent to the reference in this Form 10-K of Southwestern Energy Company to our Firm’s name and our Firm’s review of the proved oil and gas quantities reserve quantities as of December 31, 2002, and to the incorporation by reference of our Firm’s name and review into Southwestern Energy Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-03787, 333-03789, 333-64961, 333-96161, 333-42484, 333-69720, 333-100702 and 333-101160) and Form S-3 (File No. 333-101658).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By	/s/ J. Carter Henson, Jr.

Name: J. Carter Henson, Jr.
Title: Senior Vice President

Houston, Texas
February 14, 2003